UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
July 27, 2006
Date of Report
(Date of earliest event reported)
Access National Corporation
(Exact name of registrant as specified in its charter)

Virginia	000-49929	82-0545425

(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)
1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191
(Address of principal executive offices) (Zip Code)
(703) 871-2100
(Registrant’s telephone number, including area code)
n/a
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On July 27, 2006, Access National Corporation (the “Company”) executed an underwriting agreement with Keefe, Bruyette & Woods, Inc. for the offer and sale in a firm commitment underwritten offering of 2,135,000 shares of its common stock, of which 2,000,000 shares are to be sold by the Company and 135,000 shares are to be sold by selling shareholders at a public offering price of $9.38 per share. The net proceeds to the Company of the public offering are expected to be approximately $17.3 million.
Keefe, Bruyette & Woods, Inc. served as lead underwriter and sole book-running manager and Scott & Stringfellow, Inc. served as co-manager for the offering. The Company and the selling shareholders have granted the underwriters an option, exercisable within 30 days, to purchase an additional 320,250 shares to cover over-allotments, if any. The offering proceeds will be used for general corporate purposes, including investments in the Company’s subsidiary bank to support continued growth in loans and deposits.
The offering was made pursuant to a registration statement filed with the Securities and Exchange Commission, which was declared effective July 27, 2006.
Access National Corporation is the parent company of Access National Bank, an independent, nationally chartered bank. The bank, established in December 1999, serves the business community in the Washington, D.C. metropolitan area. Its wholly owned subsidiary, Access National Mortgage Corporation, provides residential mortgage loans to the bank’s clients and consumers in the same area and other select markets. Additional information is available on Access National Bank’s website at www.AccessNationalBank.com. The shares of Access National Corporation are traded on the NASDAQ Global Market under the symbol “ANCX”.
Item 9.01 Financial Statements and Exhibits.

(a)	-	Not applicable.

(b)	-	Not applicable.

(c)	-	Not applicable.

(d)		Exhibits.

Exhibit 10.12	Underwriting Agreement, dated July 27, 2006, between the Company and Keefe, Bruyette & Woods, Inc. and Scott & Stringfellow, Inc.

Exhibit 99.1	Press Release, dated July 28, 2006.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCESS NATIONAL CORPORATION (Registrant)
Date: August 2, 2006	By:	/s/ Michael W. Clarke
		Name:	Michael W. Clarke
		Title:	President & Chief Executive Officer